Exhibit 99.1

For release: Aug. 2, 2016	Contact: Brian Dingerdissen
Investor Relations
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Manager, Strategic Communications
O: 610.645.1095
M: 484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS FINANCIAL RESULTS FOR SECOND QUARTER

•	Earnings per share increased 3.1 percent to $0.33 vs. $0.32 in 2015

•	Quarterly cash dividend increase of 7.5 percent, to $0.1913

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the second quarter ending June 30, 2016.

Operating Results

For the second quarter of 2016, Aqua America reported revenues of $203.9 million. Rates, surcharges and acquisitions increased regulated revenue by approximately $5.1 million compared to the same quarter of 2015. Lower consumption and divestitures in market-based activities offset the increase by $7.2 million, resulting in an overall decrease in revenue of $1.9 million from the same quarter of the prior year.

Operations and maintenance expenses decreased 7.2 percent to $74 million for the second quarter of 2016, compared to $79.7 million in the second quarter of 2015. Divestitures in market-based activities, lower production expenses and other non-recurring factors collectively reduced operating expenses. Excluding these factors, same-utility system operations and maintenance expenses would have increased 1.3 percent.

Net income for the second quarter was $59.6 million, a 3.9 percent increase compared to $57.4 million reported in the same quarter of 2015. Earnings per diluted common share were $0.33 for the quarter, an increase of 3.1 percent compared to $0.32 in the same quarter of the previous year.

As of June 30, Aqua reported year-to-date net income of $111.4 million, a 5.1 percent increase compared to $105.9 million reported through the same time period of 2015. Earnings per diluted common share for 2016 increased 5 percent to $0.63, compared to $0.60 in the first half of 2015. Year-to-date, the company reported revenues of $396.5 million compared to the $396.1 million reported in the same time period of 2015. Operations and maintenance expenses decreased 3.5 percent to $147.5 million versus $152.9 million through the first two quarters of 2015. Divestitures in market-based activities, lower production expenses and other non-recurring factors collectively reduced operating expenses. Excluding these factors, same-utility system operations and maintenance expenses would have increased 1.4 percent year-to-date.

“Management continues to deliver operational excellence throughout its entire eight-state footprint, allowing the company to achieve strong results for the second quarter and first six months of the year,” said Aqua America President and CEO Christopher Franklin. “We remain steadfast in capitalizing on our core capabilities, including: prudently investing in infrastructure, consistently earning credibility with our stakeholders, and maintaining our status as one of the most efficient utilities in the nation.”

Capital Expenditures

Aqua invested approximately $168.6 million in the first half of the year to improve its infrastructure systems. The company expects to invest more than $350 million in 2016 and more than $1.1 billion through 2018. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are paramount to helping the company to protect and provide Earth’s most essential resource.

Dividend

On Aug. 2, Aqua America’s Board of Directors declared a quarterly cash dividend of $0.1913 per share of common stock. This dividend will be payable on Sept. 1, 2016 to shareholders of record on Aug. 18, 2016 and represents an increase of 7.5 percent compared to the most recent $0.178 dividend paid on June 1, 2016. This marks the 26th increase in the last 25 years. The company has paid consecutive quarterly cash dividends for more than 71 years.

“We have a long history of enhancing shareholder value and are pleased to continue building on that history by increasing our quarterly dividend for the 26th time in the past 25 years,” said Franklin. “Strong growth in the dividend is reflective of our commitment to delivering long-term value to our shareholders.”

Rate Activity

To date in 2016, the company’s state subsidiaries in Illinois, North Carolina, Ohio, Texas and Virginia have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $5 million. This includes $1.1 million of revenues collected under interim rates during 2015.

Additionally, the company currently has rate or surcharge proceedings pending in New Jersey, Indiana and Ohio, collectively totaling $10.5 million.

Acquisition Growth in Regulated Operations

Aqua added approximately 5,400 customer connections through acquisitions in Pennsylvania, Indiana, Illinois, North Carolina, Virginia and New Jersey during the first half of the year. Acquisitions alone have increased the company’s customer base by approximately 0.6 percent in 2016. Coupled with organic customer growth, year-to-date total customer growth is 1.1 percent.

“We feel strongly that there are opportunities to grow in this highly fragmented market by acquiring both municipal and private systems,” said Franklin. “Our expertise and financial strength allows us to competitively bid for water and wastewater systems, especially those that have neglected to invest in infrastructure over time. These opportunities allow us to provide better service for these customers through the ability to make necessary infrastructure improvements, outstanding customer service, and expert field operations.”

Financial Information

At quarter-end, Aqua America’s weighted average cost of fixed-rate long-term debt was 4.57 percent and the company had $203 million available on its credit lines.

2016 Guidance

Aqua America continues to affirm its guidance for 2016, which remains unchanged from last quarter:

•	Earnings per diluted common share of $1.30 to $1.35

•	Total customer base growth of 1.5 to 2.0 percent

•	Same-system operations and maintenance expenses increase of 1 to 2 percent

•	More than $350 million in capital investments; more than $1.1 billion in 2016 through 2018

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: Aug. 3, 2016

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 8704444

The company’s conference call with financial analysts will take place on Wednesday, Aug. 3, 2016 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Aug. 3, 2016 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 8704444). International callers can dial +1 719.457.0820 (pass code 8704444).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s ability to make capital investments; the anticipated year-end earning per share results; the anticipated customer growth results for 2016; the anticipated amount of capital investment through 2018; and the company’s ability to manage operations and maintenance expenses. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to execute on its core capabilities of prudently deploying capital, consistently earning credibility with stakeholders, and maintaining its status as one of the most efficient utilities in the United States; the company’s ability to grow its dividend, add shareholder value and to grow earnings; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues	$203,876	$205,760	$396,483	$396,086

Net income	$59,626	$57,382	$111,363	$105,927

Basic net income per common share	$0.34	$0.32	$0.63	$0.60
Diluted net income per common share	$0.33	$0.32	$0.63	$0.60

Basic average common shares outstanding	177,288	177,084	177,196	176,987
Diluted average common shares outstanding	178,084	177,913	177,920	177,818

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2016	2015
Net property, plant and equipment	$4,823,487	$4,688,925
Current assets	132,432	128,370
Regulatory assets and other assets	966,920	900,578

Total assets	$5,922,839	$5,717,873

Total equity	$1,791,163	$1,725,930
Long-term debt, excluding current portion	1,775,874	1,720,447
Current portion of long-term debt and loans payable	64,451	52,314
Other current liabilities	114,769	140,885
Deferred credits and other liabilities	2,176,582	2,078,297

Total liabilities and equity	$5,922,839	$5,717,873

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating revenues	$203,876	$205,760	$396,483	$396,086
Cost & expenses:
Operations and maintenance	73,994	79,746	147,535	152,935
Depreciation	31,619	31,049	63,764	61,549
Amortization	528	924	978	1,773
Taxes other than income taxes	14,242	13,795	28,382	28,416

Total	120,383	125,514	240,659	244,673

Operating income	83,493	80,246	155,824	151,413
Other expense (income):
Interest expense, net	20,115	18,900	39,968	37,565
Allowance for funds used during construction	(1,871)	(1,040)	(4,179)	(2,222)
(Gain) loss on sale of other assets	(121)	1	(328)	(168)
Equity loss in joint venture	229	84	478	798

Income before income taxes	65,141	62,301	119,885	115,440
Provision for income taxes	5,515	4,919	8,522	9,513

Net income	$59,626	$57,382	$111,363	$105,927

Net income per common share:
Basic	$0.34	$0.32	$0.63	$0.60
Diluted	$0.33	$0.32	$0.63	$0.60
Average common shares outstanding:
Basic	177,288	177,084	177,196	176,987

Diluted	178,084	177,913	177,920	177,818